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Cooper Industries
P. O. Box 4446
Houston, Texas 77210                                              EXHIBIT 99.1
                                                                  ------------

                                               [COOPER INDUSTRIES, INC. LOGO]


NEWS
RELEASE



FOR IMMEDIATE RELEASE
October 23, 1997

Contacts:         John Breed                Phyllis Piano
                  713-209-8835              713-209-8415

COOPER INDUSTRIES REPORTS NET INCOME UP 33%
Third-quarter share earnings up 24%

HOUSTON, TX, October 23 -- Third-quarter fully diluted share earnings of Cooper Industries, Inc. (NYSE-CBE) rose 24% to 84 cents from 68 cents a share in the same quarter of 1996. Net income increased 33% to $102.5 million from $77.3 million in the comparable period of 1996. Excluding divestitures, revenues increased 4% to $1.30 billion from $1.25 billion.
         In the third quarter of 1997, Cooper recorded a $23 million pre-tax gain from the exchange of securities that was partially offset by nonrecurring pre-tax charges of $13 million for plant consolidations and the implementation of new information systems. Exclusive of these nonrecurring items, net income rose 25% to $96.4 million from $77.3 million, and share earnings increased 16% to 79 cents from 68 cents.
         "Excluding nonrecurring items, revenues, operating profits and margins improved in all three of our business segments, despite the impact of a strengthening U.S. dollar on European sales and slower business activities in certain international markets," said H. John Riley, Jr., Chairman, President and Chief Executive Officer. "Additionally, our strong cash flow allowed us to make further value-adding, complementary acquisitions and to continue share repurchases during the quarter."
         For the nine months ended September 30, 1997, Cooper's revenues, excluding divestitures, rose 4% to $3.90 billion, up from $3.76 billion in the same period of 1996. Net income increased 25% to $285.7 million from $227.7 million in 1996. Fully diluted share earnings increased 18% to $2.36, compared with $2.00 during the first nine months of 1996.
         In the first nine months of 1997, Cooper Industries recorded $93.0 million in pre-tax gains from divestitures and the sale and exchange of securities that were partially offset by nonrecurring pre-tax charges of $83.9 million. Exclusive of nonrecurring items in 1996 and 1997, net income rose 23% to $280.1 million from $227.0 million and share earnings increased 16% to $2.31 from $1.99.

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COOPER INDUSTRIES, INC.                                                 PAGE 2



         Revenues for the ELECTRICAL PRODUCTS segment were up 5% over the third quarter of 1996, driven by double digit sales gains in the power systems and circuit protection businesses. Sales of lighting fixtures were up modestly, while, as expected, revenues for electrical construction materials were down due to one-time major project shipments last year. TOOLS & HARDWARE revenues, excluding the Kirsch window covering operation that was sold by Cooper in May, increased 4% during the quarter. This increase was primarily driven by continuing demand for aircraft and automotive assembly equipment and the introduction of new hand tool products. Slowing demand for hand tools in the U.S. and European industrial markets partially offset the increase. Revenues for the AUTOMOTIVE PRODUCTS segment were up 2% in the quarter, due to moderately improved sales in the domestic automotive aftermarket and stronger worldwide original equipment demand. These increases helped counter generally weak demand in the European aftermarket.
         The company's acquisitions during the quarter included Thepitt, a manufacturer of electrical outlet boxes and covers, and Coiltronics, a maker of inductors and transformers used in computers and other consumer electronics. These operations are expected to add to the performance potential of Cooper's Electrical Products segment.
         During the quarter, the company purchased approximately 1.8 million of its shares for a total of $96 million as part of a $275 million common stock repurchase program announced in June. At the end of the third quarter, the company's debt-to-total capital ratio was 33.9%.
         "Cooper continues to deliver strong earnings increases from revenue growth and improving margins," said Riley. "While we have some concerns about the domestic and European economies, we are focused on meeting our 1997 objectives and extending our record of consistent earnings per share growth. As a result, Cooper is headed for a record earnings year in 1997," Riley added.
         Comparisons of 1997 and 1996 third-quarter results appear on the following pages.
                                      -----
         Cooper Industries, with 1996 revenues of $5.3 billion, is a diversified, worldwide manufacturer of electrical products, tools and hardware, and automotive products. Additional information about Cooper is available on the company's World Wide Web site:
www.cooperindustries.com.

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COOPER INDUSTRIES, INC.                                                 PAGE 3



                       CONSOLIDATED RESULTS OF OPERATIONS

                                                     Quarter Ended September 30,           % Change
                                                     ------------------------------        ---------
                                                        1997                1996(1)
                                                     -----------        -----------
                                                     (in millions where applicable)
Revenues:
   Electrical Products                               $    646.4          $   613.2            5.4%
   Tools & Hardware                                       183.9              176.5            4.2%
   Automotive Products                                    466.6              457.7            1.9%
                                                      ---------            --------
       Subtotal                                         1,296.9            1,247.4            4.0%
   Kirsch(2)                                                  -               60.7            N.M.
                                                      ------------        ----------
       Total segment revenues                           1,296.9            1,308.1           -0.9%

Cost of sales                                             883.1              889.8
Selling and administrative expenses                       222.5              235.5
Goodwill amortization                                      16.3               16.4
Nonrecurring gains                                        (23.2)            (107.2)
Nonrecurring charges                                       13.4               85.3
Other (income) expense, net                                   -               (0.5)
Interest expense                                           19.4               35.4
                                                       ---------           ---------

   Income Before Income Taxes                             165.4              153.4(3)

Income Taxes                                               62.9               76.1(3)
                                                      ---------           ----------

   Net Income                                          $  102.5          $    77.3          32.6%
                                                      =========           ==========

Net Income Per Common Share:
      Primary                                          $    .84           $    .72          16.7%
      Fully Diluted                                    $    .84           $    .68(4)       23.5%

Shares Utilized in Computation
   of Income Per Common Share:
      Primary                                          122.1 million       107.6 million
      Fully Diluted                                    122.1 million       124.6 million


                             PERCENTAGE OF REVENUES

                                                Quarter Ended September 30,
                                                ---------------------------
                                                 1997                 1996
                                                ------               ------
Revenues                                         100.0%              100.0%
Cost of sales                                     68.1%               68.0%
Selling and administrative expenses               17.2%               18.0%

   Income Before Income Taxes                     12.8%               11.7%
   Net Income                                      7.9%                5.9%
                                                 ======              ======

(1)  Certain amounts have been reclassified to conform to the 1997 presentation.
(2)  Kirsch was sold to Newell Co. on May 30, 1997.
(3) Income before income taxes includes $21.9 million of nonrecurring gains net of nonrecurring charges. Income taxes include $21.9 million related to nondeductible nonrecurring charges.
(4) The calculation assumes conversion of the 7.05% Convertible Subordinated Debentures to Common stock. As a result, interest on the debentures ($7.3 million in 1996, net of tax) was added back to net income in the computation of fully diluted earnings per share.

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COOPER INDUSTRIES, INC.                                                  PAGE 4


                       CONSOLIDATED RESULTS OF OPERATIONS


                                                     Nine Months Ended September 30,       % Change
                                                     -------------------------------       --------
                                                        1997               1996(1)
                                                     ---------           -----------
                                                     (in millions where applicable)
Revenues:
   Electrical Products                               $1,919.8            $1,799.0             6.7%
   Tools & Hardware                                     559.7               532.0             5.2%
   Automotive Products                                1,423.8             1,433.6            -0.7%
                                                     --------            --------
        Subtotal                                      3,903.3             3,764.6             3.7%
   Kirsch(2)                                             97.4               186.6             N.M.
                                                     --------            --------
      Total segment revenues                          4,000.7             3,951.2             1.3%

Cost of sales                                         2,727.2             2,706.2
Selling and administrative expenses                     702.1               701.9
Goodwill amortization                                    48.4                49.0
Nonrecurring gains                                      (93.0)             (127.6)
Nonrecurring charges                                     83.9               104.5
Other (income) expense, net                               0.9                (1.3)
Interest expense                                         70.3               109.8
                                                     --------            --------

   Income Before Income Taxes                           460.9               408.7(3)

Income Taxes                                            175.2               181.0(3)
                                                     --------            --------
   Net Income                                        $  285.7            $  227.7            25.5%
                                                     ========            ========

Net Income Per Common Share:
      Primary                                        $   2.43            $   2.12            14.6%
      Fully Diluted(4)                               $   2.36            $   2.00            18.0%

Shares Utilized in Computation
   of Income Per Common Share:
      Primary                                        117.4 million       107.5 million
      Fully Diluted                                  123.3 million       124.5 million



                             PERCENTAGE OF REVENUES

                                               Nine Months Ended September 30,
                                                 1997                1996
                                                -------             ------
Revenues                                        100.0%              100.0%
Cost of sales                                    68.2%               68.5%
Selling and administrative expenses              17.5%               17.8%

   Income Before Income Taxes                    11.5%               10.3%
   Net Income                                     7.1%                5.8%
                                               ========            ========


(1)  Certain amounts have been reclassified to conform to the 1997 presentation.

(2) Kirsch revenues represent the revenues prior to the sale to Newell Co. on May 30, 1997.

(3) Income before income taxes includes $21.9 million of nonrecurring gains net of nonrecurring charges. Income taxes include $21.9 million related to nondeductible nonrecurring charges.

(4) The calculation assumes conversion of the 7.05% Convertible Subordinated Debentures to Common stock. As a result, interest on the debentures ($5.8 million in 1997 and $21.9 million in 1996, net of tax) was added back to net income in the computation of fully diluted earnings per share.

This press release contains forward-looking statements made in reliance upon the safe harbor of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve a number of assumptions, risks and uncertainties that could cause actual results of the company to differ materially from those matters expressed in or implied by such forward-looking statements. See "Business Outlook for 1997" set forth in the Company's Current Report on Form 8-K dated July 24, 1997.

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